SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2007

JEWETT-CAMERON TRADING COMPANY, LTD

(Exact name of registrant as specified in its charter)

BRITISH COLUMBIA	000-19954	NONE
(State or other jurisdiction of incorporation)	(Commission file no.)	(I.R.S. employer identification no.)

32275 N.W. Hillcrest, North Plains, Oregon		97133
(Address of principal executive offices)		(Zip code)

(503) 647-0110
(Registrant’s telephone No. including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 26, 2006, Alexander B. Korelin tendered his resignation.  As previously disclosed in the Company’s Form 8-K filed with the Securities and Exchange Commission on December 29, 2006, Mr. Korelin’s resignation did not involve a disagreement with the Company regarding any matter relating to the Company’s operations, policies or practices.

Mr. Korelin’s resignation, previously an independent director and member of the Company’s Audit Committee, reduced the number of directors on the committee to two.  The Company was formally notified on January 3, 2007 of a Nasdaq Staff Deficency Letter. The Company was not in compliance with Nasdaq’s requirement for listed issuers to have an audit committee comprised of at least three directors all of whom must be independent within the meaning of the Nasdaq Marektplace Rules as set forth in Marketplace Rule 4350.

The Company’s Board of Directors remedied the Deficiency Letter by approving Mr. Richard Cheong as a Director and Independent member of the Company’s Audit Committee, effective January 5th, 2007.  Based on the information regarding the appointment of Mr. Cheong, the Nasdaq Staff issued a letter dated January 8th, 2007, and determined that the Company complies with the Rule and has closed the matter.

A copy of the Company’s press release with respect to this matter is attached hereto as Exhibit 99.1

Item 5.02 Departure of Directors or Principal Officers; Election of Directord; Appointment of Principal Officers

Effective January 5, 2007 the Board has appointed Richard Cheong to the position of Director.  Mr. Cheong will fill the vacancy on the Board created by the resignation of Alexander B. Korelin and will also serve as an Independent member of the Company’s Audit Committee.  Mr. Cheong holds a Masters degree and Bachelors in Business Administration degree from the University of Oregon.  Mr. Cheong  has been retired since 2004.  Prior to that he served as Executive Vice President, Chief Financial Officer and Operations Officer at American Pacific Bank from 1991 until its acquisition by Riverview Bancorp in 2004. From 1989 to 1991, he was Investment Syndications Manager for GGS Investments Ltd in Portland, Oregon.  He also is a former Director of American Pacific Bank, United Way and Loaves and Fishes.

Item 9.01 Financial Statements and Exhibits

Exhibit No.

Description

99.1

Jewett-Cameron Trading Company Ltd. press release dated January 8, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: January 8, 2007

JEWETT-CAMERON TRADING COMPANY LTD.

By: Donald M. Boone

President/CEO/Director